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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(a)
                              (Amendment No. 3)/1/

                             Catalina Lighting, Inc.
          -------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
          -------------------------------------------------------------
                           (Title Class of Securities)

                                   148865-20-7
          -------------------------------------------------------------
                                 (CUSIP Number)

          Rodger R. Krouse               David A. Gerson, Esq.
          Marc J. Leder                  Morgan, Lewis & Bockius LLP
          Sun Capital Partners, LLC      One Oxford Centre
          5200 Town Center Circle        Thirty-Second Floor
          Suite 470                      Pittsburgh, Pennsylvania 15219
          Boca Raton, Florida 33486      (412) 560-3300
          (561) 394-0550
          -------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  July 23, 2001
          -------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [_].

     Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.


__________________
     /1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                  ---------------------
CUSIP No. 148865-10-8                  13D               Page 2 of 10
-----------------------                                  ---------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON

     Sun Catalina Holdings, LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [_]
                                                                         (b) [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     AF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(D) OR 2(E)                                                      [_]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                          7    SOLE VOTING POWER

                               3,616,226
                          ------------------------------------------------------
                          8    SHARED VOTING POWER
 NUMBER OF SHARES
   BENEFICIALLY
  OWNED BY EACH           ------------------------------------------------------
 REPORTING PERSON         9    SOLE DISPOSITIVE POWER
       WITH
                               3,327,197
                          ------------------------------------------------------
                          10   SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,616,226
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [_]


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     70.5%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

-------------------------                                 ----------------
CUSIP No. 148865-10-8                 13D                 Page 3 of 10
-------------------------                                 ----------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON

     Sun Capital Partners II, LP
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [_]
                                                                         (b) [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(D) OR 2(E)                                                      [_]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                       7   SOLE VOTING POWER

                      ----------------------------------------------------------
   NUMBER OF SHARES    8   SHARED VOTING POWER
     BENEFICIALLY
    OWNED BY EACH          3,616,226
   REPORTING PERSON   ----------------------------------------------------------
        WITH           9   SOLE DISPOSITIVE POWER

                      ----------------------------------------------------------
                      10   SHARED DISPOSITIVE POWER

                           3,327,197
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,616,226
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [_]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     70.5%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

-------------------------                                 ----------------
CUSIP No. 148865-10-8                 13D                 Page 4 of 10
-------------------------                                 ----------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON

     Sun Capital Partners II, LP
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [_]
                                                                         (b) [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*


--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(D) OR 2(E)                                                      [_]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                       7   SOLE VOTING POWER

                      ----------------------------------------------------------
   NUMBER OF SHARES    8   SHARED VOTING POWER
     BENEFICIALLY
    OWNED BY EACH          3,616,226
   REPORTING PERSON   ----------------------------------------------------------
        WITH           9   SOLE DISPOSITIVE POWER

                      ----------------------------------------------------------
                      10   SHARED DISPOSITIVE POWER

                           3,327,197
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,616,226
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [_]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     70.5%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

-----------------------                                    --------------------
 CUSIP No. 148865-10-8                 13D                  Page 5 of 10
-----------------------                                    --------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON

1    Sun Capital Partners, LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [_]
                                                                         (b) [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS  2(D) OR 2(E)                                                  [_]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                          7       SOLE VOTING POWER

 NUMBER OF SHARES         ------------------------------------------------------
   BENEFICIALLY           8       SHARED VOTING POWER
  OWNED BY EACH
 REPORTING PERSON                 3,616,226
       WITH               ------------------------------------------------------
                          9       SOLE DISPOSITIVE POWER

                          ------------------------------------------------------
                          10      SHARED DISPOSITIVE POWER

                                  3,327,197
--------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1    3,616,226
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [_]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     70.5%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

-----------------------                                    --------------------
 CUSIP No. 148865-10-8                 13D                  Page 6 of 10
-----------------------                                    --------------------


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON

1    Marc J. Leder
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [_]
                                                                         (b) [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*

--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS  2(D) OR 2(E)                                                  [_]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
--------------------------------------------------------------------------------
                          7       SOLE VOTING POWER

 NUMBER OF SHARES         ------------------------------------------------------
   BENEFICIALLY           8       SHARED VOTING POWER
  OWNED BY EACH
 REPORTING PERSON                 3,616,226
       WITH               ------------------------------------------------------
                          9       SOLE DISPOSITIVE POWER

                          ------------------------------------------------------
                          10      SHARED DISPOSITIVE POWER

                                  3,327,197
--------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1    3,616,226
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [_]

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     70.5%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

-------------------------                                -----------------------
CUSIP No. 148865-10-8                 13D                Page 7 of 10
-------------------------                                -----------------------


--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION OF ABOVE PERSON

      Rodger R. Krouse
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                (a) [_]
                                                                (b) [_]
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*


--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
      2(D) OR 2(E)                                                  [_]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America
--------------------------------------------------------------------------------
                         7     SOLE VOTING POWER


                         -------------------------------------------------------
                         8     SHARED VOTING POWER

    NUMBER OF SHARES           3,616,226
      BENEFICIALLY       -------------------------------------------------------
     OWNED BY EACH       9     SOLE DISPOSITIVE POWER
    REPORTING PERSON
          WITH
                         -------------------------------------------------------
                         10    SHARED DISPOSITIVE POWER

                               3,327,197
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,616,226
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                    [_]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      70.5%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

-------------------------                                -----------------------
CUSIP No. 148865-10-8                 13D                Page 8 of 10
-------------------------                                -----------------------


         The following constitutes Amendment No. 3 to the Schedule 13D filed on behalf of Sun Catalina Holdings, LLC, a Delaware limited liability company, Sun Capital Partners II, LP, a Delaware limited partnership, Sun Capital Advisors II, LP, a Delaware limited partnership, Sun Capital Partners, LLC, a Delaware limited liability company, Marc J. Leder and Rodger R. Krouse with the Securities and Exchange Commission dated August 2, 2001, as amended by Amendment No. 1 dated September 18, 2001 ("Amendment No. 1"), and Amendment No. 2 dated February 11, 2002 ("Amendment No. 2"), relating to the common stock, par value $.01 (the "Common Stock"), of Catalina Lighting, Inc., a Florida corporation (the "Company"), with its principal executive offices located at 18191 N.W. 68th Avenue, Miami, Florida 33015. The Schedule 13D, as amended by Amendment No. 1 and Amendment No. 2 and as now further amended, is collectively referred to as "Schedule 13D". Except as specifically amended by this Amendment No. 3, the
Schedule 13D, as amended by Amendment No. 1 and Amendment No. 2, remains in full force and effect.

Item 5.   Interest in Securities of the Issuer

         Item 5(a) is amended in its entirety to read as follows:

         (a) Each of the Reporting Persons may be deemed to be the beneficial owner, within the meaning of Rule 13d-3 of the Exchange Act, of 3,616,226 shares of Common Stock, including 847,683 shares underlying warrants held by Sun Catalina, which constitutes 70.5% of the shares of Common Stock outstanding. Additionally, pursuant to a shareholders agreement, certain voting agreements and irrevocable proxies issued in connection with such agreements, each of the Reporting Persons may have the right to vote an additional 713,801 shares of Common Stock that may be acquired by third parties upon exercise of options or warrants therefor.

         Item 5(b) is amended in its entirety to read as follows:

         (b) Sun Catalina has the sole power to vote or direct the vote of 3,616,226 shares of Common Stock, and the sole power to dispose or direct the disposition of 3,327,197 shares of Common Stock. Each Reporting Person other than Sun Catalina may be deemed to have shared power to vote or direct the vote of 3,616,226 shares of Common Stock, and shared power to dispose or direct the disposition of 3,327,197 shares of Common Stock.

------------------------                                  ----------------------
 CUSIP No. 148865-10-8                  13D                Page 9 of 10
------------------------                                  ----------------------

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                         SUN CATALINA HOLDINGS, LLC


Date:   June 20, 2002              By:   /s/  Marc J. Leder
       ---------------------            ----------------------------------------
                                         Name:  Marc J. Leder
                                         Title: Co-CEO


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                         SUN CAPITAL PARTNERS II, LP
                                         By: Sun Capital Advisors II, LP, its
                                              general partner
                                         By: Sun Capital Partners, LLC, its
                                              general partner


Date:   June 20, 2002              By:   /s/  Marc J. Leder
       ---------------------            ----------------------------------------
                                         Name:  Marc J. Leder
                                         Title: Co-CEO



        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                         SUN CAPITAL ADVISORS II, LP
                                         By: Sun Capital Partners, LLC, its
                                              general partner


Date:   June 20, 2002              By:   /s/  Marc J. Leder
       ---------------------            ----------------------------------------
                                         Name:  Marc J. Leder
                                         Title: Co-CEO

------------------------                                  ----------------------
 CUSIP No. 148865-10-8                  13D                Page 10 of 10
------------------------                                  ----------------------


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          SUN CAPITAL PARTNERS, LLC


Date:   June 20, 2002               By:   /s/  Marc J. Leder
        ------------------              ----------------------------------------
                                          Name:  Marc J. Leder
                                          Title: Co-CEO


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   June 20, 20022                   /s/   Marc J. Leder
        ------------------              ----------------------------------------
                                               Marc J. Leder

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   June 20, 2002                     /s/  Rodger R. Krouse
        ------------------              ----------------------------------------
                                               Rodger R. Krouse